CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEI-FEI CATHERINE FANG, CPA

6300 Stonewood Drive, Suite 308, Plano, TX 75024
TEL: (972) 769-8588 FAX: (972) 769-0788

We consent to the inclusion in this Form 10 of Vecast, Inc of our report dated September 28, 2009 on the consolidated financial statements of Vecast Inc contained in the Form 10.

/s/ Fei-Fei Catherine Fang, CPA

Dallas, Texas

December 26, 2009